NEWS RELEASE July 8, 2025 CONTACT: Kent Yee Senior Vice President, CFO 713-996-4700 www.dxpe.com THE INDUSTRIAL DISTRIBUTION EXPERTS

DXP ENTERPRISES, INC. ANNOUNCES AMENDMENT OF ABL REVOLVER

•Increases size of ABL from $135 million to $185 million
•Continues to align capital structure with actions to support strategy
•Maintains liquidity and continues to support accelerating acquisition strategy

Houston, TX, -- July 8, 2025 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced that on July 1, 2025, DXP Enterprises, Inc. (the “Company”) entered into an Increase Agreement (the “Increase Agreement”) by and among the Company and certain of the Company’s subsidiaries as borrowers, certain other subsidiaries of the Company as guarantors, pursuant to which the aggregate commitments under the Company’s existing asset-based revolving credit facility (the “ABL Facility”) were increased by $50 million. Following the effectiveness of the Increase Agreement, the total commitments under the ABL Facility increased from $135 million to $185 million.

The ABL Facility now provides for asset-based revolving loans in an aggregate principal amount of up to $185.0 million, with up to $175.0 million to be made available to the US Borrowers (the “US ABL Facility”) and up to $10.0 million to be made available to the Canadian Borrowers (the “Canadian ABL Facility” and together with the US ABL Facility, the “ABL Facility”). The Increase Agreement was entered into pursuant to the terms of the ABL Facility, which permits the Company to request incremental increases in the aggregate commitments, subject to certain conditions. The material terms of the ABL Facility, as previously disclosed, remain in effect and were not otherwise amended in connection with the Increase Agreement.

The Increase Agreement provides DXP with continued operational and financial flexibility to reinvest in the business and pursue its organic and acquisition growth strategy.

David R. Little, Chairman and Chief Executive Officer remarked, “We are pleased with the increase in our ABL. We will take this positive momentum, push to close out the year strong during the second half of 2025 and look to drive further growth in 2026. Our capital allocation strategy includes a mix of continuing to fund growth; applying excess cash flow to debt service, when appropriate; reinvesting in the business through our facilities, equipment, and software; and supporting DXP in the market. We plan to maintain liquidity and flexibility while pursuing growth opportunities and reinvesting in the business.”

Kent Yee, Chief Financial Officer added, “We are pleased with another amendment to our ABL increasing our borrowing capacity by $50 million. This accomplished several objectives, including creating liquidity and flexibility going forward as we look to accelerate growth via acquisitions and strategically reinvest in the business. DXP continues to be well-positioned to support its disciplined growth strategy. DXP continues to diversify and transform the business as evidenced by sales growing from $1.0 billion in 2020 to $1.9 billion for the last twelve months ending March 31, 2025, and covenant compliance adjusted EBITDA growing from $64.9 million in 2020 to over $212.8 million through the twelve months ending March 31, 2025. We appreciate the support from our advisors and lender group.”

Additional details regarding the Increase Agreement will be available in DXP’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission by July 8th.

About DXP Enterprises, Inc.
DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States, Canada, Mexico, and Dubai. DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, metal working, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer-driven, creating competitive advantages for our customers. DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services. For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include but are not limited to; ability to obtain needed capital, dependence on existing management, leverage, and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. In some cases, you can identify forward-looking statements by terminology such as, but not limited to, “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “goal,” or “continue” or the negative of such terms or other comparable terminology. For more information, review the Company’s filings with the Securities and Exchange Commission.